EXHIBIT F-2

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, Wisconsin 53202-4497

Telephone: 414-277-5000

Fax: 414-271-3552

June 10, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Application of Wisconsin Energy Corporation and W.E. Power, LLC on Form
U-1 Under the Public Utility Holding Company Act of 1935 (File No. 70-10276)

Ladies and Gentlemen:

We are furnishing this opinion to the Securities and Exchange Commission (the “Commission”) at the request of Wisconsin Energy Corporation, a Wisconsin corporation (“Wisconsin Energy”), and W.E. Power, LLC, a Wisconsin limited liability company (“W.E. Power”), in connection with their Application/Declaration on Form U-1, as amended (File No. 70-10276) (the “Application”), under the Public Utility Holding Company Act of 1935, as amended (the “Act”). This opinion supplements our earlier opinion, dated May 20, 2005, filed as Exhibit F-1 to Amendment No. 3 to the Application filed with the Commission on May 20, 2005.

The Application requested that the Commission authorize a proposed transaction, as further described in the Application (the “Transaction”), in which W.E. Power would directly own, and Wisconsin Energy would indirectly own through W.E. Power, Port Washington Generating Station, LLC, a Wisconsin limited liability company (“Project Company”), which, once its generating and interconnection facilities became operational, would be an electric utility company under the Act. Additionally, W.E. Power requested an order from the Commission establishing its Section 3(a)(1) exemption from registration under the Act following the Transaction and Wisconsin Energy requested an order from the Commission affirming its continued Section 3(a)(1) exemption from registration under the Act following the Transaction.

By its Order dated May 2, 2005, the Commission granted the Application (Release No. 35-27965; 70-10276). As indicated in the Rule 24 Certificate with which this opinion letter is filed, the Transaction was consummated as of June 3, 2005, when the Unit 1 generating and interconnection facilities of Project Company became operational on a test basis.

Capitalized terms that are used but not defined herein have the meanings assigned to them in the Application.

Securities and Exchange Commission

June 10, 2005

In connection with this opinion, we have examined such corporate records, certificates and other documents, and such questions of fact and matters of law, as we have deemed necessary for purposes of this opinion.

The opinions expressed below with respect to the Transaction are subject to and rely upon the following assumptions and conditions:

(a)	All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction have been obtained or made, as the case may be (including the approval and authorization of the Commission under the Act), and the Transaction has been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.
(b)	All corporate formalities required by state law for the consummation of the Transaction have been taken.

(c)	The parties have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.
(d)	The representations and warranties of the parties to the Transaction in the documents providing for the Transaction are true and correct in all material respects.
(e)	Project Company has become an electric utility company under the Act on account of its Unit 1 generating and interconnection facilities becoming operational, on a test basis, on June 3, 2005.

Based upon the foregoing, and subject to the assumptions and conditions set forth herein, it is our opinion that:

1.	Wisconsin Energy is a corporation validly existing under the laws of the State of Wisconsin. Each of W.E. Power and Project Company is a limited liability company validly existing under the laws of the State of Wisconsin.

2.	The Transaction has been carried out in accordance with the Application. Upon the Transaction having been consummated as contemplated by the Application:

(a)	All State laws applicable to the Transaction have been complied with;

Securities and Exchange Commission

June 10, 2005

(b)	The member units representing membership interests in Project Company are validly issued, and W.E. Power is entitled to the rights and privileges appertaining thereto set forth in the articles of organization and operating agreement of Project Company;

(c)	W.E. Power has legally acquired all the membership interests in Project Company; and

(d)	The consummation of the Transaction did not violate the legal rights of the holders of any securities issued by Wisconsin Energy, W.E. Power or any associate company thereof.

The opinions expressed herein are limited to the federal law of the United States and the law of the State of Wisconsin. We hereby consent to the filing of this opinion as an exhibit to the Application.

Very truly yours,

/s/ QUARLES & BRADY LLP

QUARLES & BRADY LLP

BCD/JDM/HRS